Exhibit 99.1

August 10, 2012

FROM:

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Angie Freeman, vice president of investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE DECLARES QUARTERLY CASH DIVIDEND AND INCREASES SHARE REPURCHASE AUTHORIZATION

MINNEAPOLIS, August 10, 2012 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) announced that on August 9, 2012, its Board of Directors declared a regular quarterly cash dividend of 33 cents ($0.33) per share, payable on October 1, 2012, to shareholders of record on September 7, 2012.

C.H. Robinson has distributed regular dividends for more than twenty-five years. As of August 10, 2012, there were approximately 161,323,000 shares outstanding.

In addition, on August 9, 2012, the Board of Directors increased the company’s share repurchase authorization by up to an additional 10 million shares of common stock. C.H. Robinson had approximately 2.5 million shares remaining under its share repurchase authorization which was authorized by the Board in 2009. The 10 million share repurchase authorization represents approximately 6.2 percent of the company’s shares outstanding on August 10, 2012. Repurchases may be made from time to time at prevailing prices in the open market or in privately negotiated transactions, subject to market conditions and other factors.

Founded in 1905, C.H. Robinson Worldwide, Inc., is a global provider of multimodal transportation services and logistics solutions, serving over 37,000 customers through a network of 234 offices in North America, Europe, Asia, South America, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with 2011 total revenues of $10.3 billion. For more information about our company, visit our Web site at www.chrobinson.com.

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